Exhibit 11
                      SPACEHAB, INCORPORATED AND SUBSUDIARY
                   COMPUTATION OF EARNINGS PER COMMON SHARE

                                                  Three Months Ended
                                                    September  30,
                                               1996               1997

                                            -----------       ------------
Net loss and adjusted earnings:
   Net loss applicable to common
     shareholders used for primary
    ....................................
      computations .....................   $   (3,799,553)   $ (5,654,140)
                                           ==============    ============
   Fully diluted adjustments:
   Savings in convertible note payable
     interest expense, net of tax ......           19,125            --
                                           --------------    ------------
      Adjusted net loss applicable to
       common shareholders assuming full
       dilution (1) ....................   $   (3,780,480)   $ (5,654,140)
                                           ==============    ============
Average number of shares of common stock
 and common stock equivalents used for
 primary computation ...................       11,070,910      11,146,660
                                           ==============    ============
  Fully diluted adjustments (2):
      Weighted average shares and share
       equivalents outstanding:
      Assumed exercise of options and
        warrants .......................             --           264,578
      Assumed conversion of convertible
        debt ...........................           75,000            --
                                           --------------    ------------
Total number of shares assumed to be
   outstanding after full dilution .....       11,145,910      11,411,238
Earnings Per Share:
Income (loss) per common and common
equivalent share:
   Net loss before extraordinary  item .            (0.64)          (0.51)
   Extraordinary item ..................             0.30            --
                                           --------------    ------------
 Primary (1) .........................     $        (0.34)   $      (0.51)
                                           ==============    ============
   Net loss before extraordinary  item .            (0.64)          (0.50)
   Extraordinary item ..................             0.30            --
                                           --------------    ------------
   Fully Diluted (2): ..................   $        (0.34    $      (0.50)
                                           ==============    ============

(1) The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of primary earnings per share.

(2) The assumed exercise of options, warrants, conversion of convertible debt, and conversion of preferred stock are anti-dilutive but are included in the calculation of fully dilutive earnings per share in accordance with Regulation S-K Item 601 (a)(11).